EXHIBIT 99.2

On March 7, 2019, inTEST Corporation held its quarterly conference call. The following represents a textual representation of the content of the conference call and while efforts are made to provide an accurate transcription, there may be errors, omissions or inaccuracies in this transcript. A recording of the conference call is available for one year on our website at www.intest.com.

Operator:

Welcome to inTEST Corporation’s 2018 fourth quarter & year-end financial results conference call. At this time all participants are in a listen-only mode. Later, we will conduct a question-and-answer session. At that time if you have a question, you will need to press star, one, on your telephone key-pad. As a reminder, this conference is being recorded today. A replay will be accessible at www.intest.com.

I will now turn the call over to inTEST’s Investor Relations consultant, Laura Guerrant. Please go ahead.

Laura Guerrant:

Thank you, Dori. And thank you for joining us for inTEST’s 2018 fourth quarter & year-end financial results conference call. With us today are James Pelrin, inTEST’s President and CEO, and Hugh Regan, Treasurer and Chief Financial Officer. Jim will briefly review the year’s highlights as well as current business trends. Hugh will then review inTEST’s detailed financial results for the quarter and the year, and discuss guidance for the 2019 first quarter. We'll then have time for any questions. If you have not yet received a copy of today's release, a copy can be obtained on inTEST’s website, www.intest.com.

Before we begin the formal remarks, the Company’s attorneys advise that this conference call may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements do not convey historical information, but relate to predicted or potential future events that are based upon management's current expectations. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. In addition to the factors mentioned in our press release, such risks and uncertainties include, but are not limited to, the possibility of future acquisitions or dispositions and the successful integration of any acquired operations; the ability to borrow funds or raise capital to finance major potential acquisitions; the success of our strategy to diversify our business by entering markets outside the semiconductor or ATE markets; indications of a change in the market cycles in the semiconductor and ATE markets or other markets we serve; changes in business conditions and general economic conditions both domestically and globally; changes in the demand for semiconductors, generally; changes in the rates of, and timing of, capital expenditures by our customers; progress of product development programs; increases in raw material and fabrication costs associated with our products; and other risk factors set forth from time to time in our SEC filings, including, but not limited to, our periodic reports on Form 10-K and Form 10-Q. Any forward-looking statement made by inTEST during this conference call is based only on information currently available to inTEST and speaks to circumstances only as of the date on which it is made. inTEST undertakes no obligation to update the information to reflect events or circumstances after the date hereof or to reflect the occurrence of anticipated or unanticipated events.

During today’s call, we will make reference to non-GAAP financial measures. We have provided additional information concerning these non-GAAP measures, including a reconciliation to the directly comparable GAAP measure, in our press release, which is posted on the investor page of our website.

And with that, let me now turn the call over to James Pelrin. Please go ahead, Jim.

James Pelrin:

Thank you, Laura. I’d like to welcome everyone to our 2018-fourth quarter & year-end conference call. Let me start by spending a few moments outlining the significant progress we’ve made this past year in broadening our presence within the markets we serve as we diversify the company into a global world-class provider of thermal solutions for industrial manufacturing and electronic test.

On the heels of a very strong first half of 2018, we delivered solid full year results driven by our diversified customer base of end users and OEMs, further demonstrating our strong execution and operating leverage. The semiconductor industry continues to drive our revenue with end markets in the automotive sensors, Internet of Things and consumer electronics markets. Our non-semi business continues to be driven by demand in the industrial and defense/aerospace markets.

On a year-over-year basis, 2018 bookings of $78.2 million dollars and net revenues of $78.6 million dollars increased 13% and 18% respectively, which included the impact of the acquisition of Ambrell Corporation. Excluding Ambrell, bookings were down 4% and revenues were down 2% as compared to 2017. 2018 Gross margin grew 14% over 2017 in absolute dollars, and decreased as a percentage of revenue from 52% in 2017 to 50% in 2018. Excluding the impact of Ambrell, our 2018 gross margin would have declined 4% year over year to $27.0 million dollars (which was 52% of revenues). And, we marked our 9th consecutive year of profitability, a metric that we are all very proud of as it speaks to the discipline and dedication exhibited by every inTEST employee.

Turning to the thermal business. As a reminder, our Thermal segment is the combined business of inTEST Thermal Solutions (or iTS), which serves the test markets, and Ambrell, which serves the industrial process market. We have strategically diversified this segment, resulting in new opportunities in industrial manufacturing through both OEM and end user applications. This diversification complements our wide penetration into the electronics test market, broadening inTEST’s footprint as a provider of highly engineered thermal products – for both test and industrial applications.

Our Thermal segment has made particularly strong contributions this year, with 2018 bookings and revenue up 25% and 33%, respectively, and our leadership continues to increase, with greater opportunities at Ambrell from our OEM partners and end-user projects. Excluding Ambrell, our Thermal segment’s 2018 bookings declined 1% from the prior year, while its net revenues increased 3% over 2017. Ambrell had notable records in 2018, starting with bookings up 18% from full year 2017 bookings - the highest bookings ever achieved in the history of Ambrell. Add to that - record shipments for the year, up 25% from full year 2017 revenues. The record shipments would not have been possible without the additional floor space, combined with the efficiencies gained in manufacturing at the new Rochester facility, which we opened in 2018. The 80,000 square foot manufacturing facility doubled the size of the previous location and included an all-new Applications Laboratory as well as a highly efficient manufacturing floor to maximize throughput.

Ambrell highlights for the fourth quarter included:

● A semiconductor company placed orders valued at over $1.5 million dollars for chemical vapor deposition applications.

● An end user that manufactures an array of personal care brands placed an order for 16 EASYHEAT systems for annealing applications valued at over $300,000 dollars.

● An OEM ordered several systems valuing almost $300,000 dollars for wire heating applications.

● And Ambrell acquired a new end user customer for an adhesive curing application. The first order was for an EKOHEAT valued over $195,000 dollars.

We consider the Ambrell acquisition to be a tremendous home run, with very solid growth in both revenues and EBITDA and a TAM in excess of $400 million dollars. Since we acquired the company in 2017, we have grown adjusted EBITDA from just over $2 million dollars to just over $5 million dollars. At the time of purchase, we paid $22 million dollars in cash with a potential earnout of up to $18 million dollars. Based upon Ambrell’s record performance in 2018, we now expect to pay the full $18 million dollars earnout, with the final payment of $12.2 million dollars being made later this month. This is the last quarter our financial results will be impacted by the Ambrell earnout, so our GAAP earnings going forward will be more indicative of our true operational results. Q4 results included a GAAP net loss of $0.08 per diluted share, which was directly tied to the earnout. On a non-GAAP adjusted earnings basis, where the contingent consideration adjustment and associated acquired intangible amortization have been removed, we exceeded our guidance, delivering a solid $0.23 per diluted share. And just a quick note, while we have been breaking out Ambrell data since the acquisition, we will not be doing this going forward. We will be speaking to our two segments – Thermal and EMS.

Turning to inTEST Thermal Solutions (known as iTS) … which had a banner year, with its best revenue year in over a decade, up 3% from 2017 to $29.5 million dollars.

iTS Highlights for the quarter included

● A large Industrial supplier to the energy sector purchased six thermal chambers valued at over $250,000 dollars.

● Several major defense companies placed orders valued at over $450,000 dollars as part of their development and production of next-generation secure communications and other systems.

● And a developer of high-speed satellite broadband communication systems ordered several chambers & plates totaling $265,000 dollars.

Turning to the EMS Products business, which serves the Automated Test Equipment market for the semiconductor industry. While EMS 2018 bookings declined 8% from the prior year, a number of our customers increased their activity with us this past year. Two major IDMs significantly increased year-over-year bookings, one by 26% and the other by 48%; and a major OSAT purchased enough hardware to become one of our top 5 customers in 2018, while year-over-year sales to another major IDM increased by 55%.

EMS highlights for the fourth quarter included

● Two major end user manufacturers purchased multiple orders for manipulators, docking and interface equipment, valued at $3.9 million dollars, to test devices for consumer electronics and automotive applications.

● EMS expanded its global footprint with an existing major OSAT by booking interface equipment into a new location.

● And another IDM purchased manipulator, docking and interface equipment for several testers including an interface for an automotive radar communications application valued at $350,000 dollars.

In summary, we continue to execute on a consistent strategy of long-term growth through diversification within our business segments.  The semiconductor industry as a whole is healthy, despite current softness. Shifts in technology and the growing digitization of industry, driven by 5G, IoT and cloud computing for example, provide a backdrop for a positive outlook. While our visibility is somewhat limited, we do expect a stronger second half of 2019 compared to the first.

Beyond semi, we continue to expand our customer base in the markets we serve, while growing our footprint in the additional test and industrial process markets.  We see solid opportunities in other robust markets where we operate (for example, automotive including electric vehicle, packaging, food & beverage, and medical), as well as markets where we can lead with thermal engineered solutions.

Looking forward, our two-tier approach to growth through current business units and by acquisitions remain in force. We will continue to direct our resources in these key markets to further grow market share and broaden our customer base.  In closing, we are creating conditions for our long-term success and we are well positioned for a strong 2019.  And with that I’d like to turn the call over to Hugh.  Hugh?

Hugh Regan:

Thanks, Jim. Fourth quarter 2018 consolidated bookings of $18.4 million dollars decreased 8% sequentially and 16% year-over-year. Consolidated net revenues of $18.4 million dollars for the quarter ended December 31, 2018 came in at the high end of our guidance range, representing a decrease of 9% sequentially and 5% year-over-year.

Thermal segment fourth quarter 2018 bookings of $12.4 million dollars were down 17% sequentially and 21% year-over-year. Thermal segment Q4 net revenues of $14.1 million dollars decreased 3% sequentially but were up 3% year-over-year due to entering the New Year with a strong backlog.

Ambrell’s Q4 2018 bookings of $6.8 million dollars were flat sequentially and up 11% as compared to the same period in 2017. A mix of end user and OEMs for a variety of applications drove major orders in North America and Europe for Q4. And record revenue of $7.0 million dollars for the fourth quarter increased 2% sequentially and 5% as compared to the same period in 2017.

For the fourth quarter, iTS bookings of $5.6 million dollars and net revenues of $7.2 million dollars were down 31% and 8% respectively, compared to Q3. Compared to the same period in 2017, bookings declined 42% and net revenues were flat. The reductions in bookings and net revenues were driven by reduced demand in both Europe and China.

EMS Q4 2018 bookings of $6.0 million dollars were up 17% sequentially and were flat as compared to the same period in 2017. As expected, EMS product demand continues to be driven by automotive, IoT, industrial and consumer electronics. Q4 EMS revenues of $4.3 million dollars declined 23% both sequentially and on a year-over-year basis, as expected, after a very strong 2017.

Fourth quarter 2018 end user net revenues were $16.4 million dollars, or 89% of net revenues, compared to $17.2 million dollars or 85% of net revenues in the third quarter. Q4 OEM net revenues were $2.0 million dollars or 11% of net revenues, down from $3.0 million dollars or 15% for the third quarter. Net revenues from markets outside of the semiconductor market were $8.1 million dollars, or 44% of net revenues, compared with $8.7 million dollars, or 43% of net revenues in the third quarter. As I just noted, Ambrell’s record net revenues for the fourth quarter were $7.0 million dollars. Excluding Ambrell, our net revenues from markets outside of the semiconductor market were $3.5 million dollars or 30% of net revenues for Q4, so clearly, Ambrell continues to further diversify our served markets.

Our fourth quarter gross margin was $9.0 million dollars, or 49%, as compared with $10.1 million dollars, or 50%, in the third quarter. The reduction in the gross margin was primarily the result of an increase in our fixed manufacturing costs as a percentage of net revenues, partially offset by a slight reduction in our component material costs.

Our fixed manufacturing costs, which were essentially flat on an absolute dollar basis at $2.7 million dollars for both Q4 and Q3 2018, were less favorably absorbed in the fourth quarter due to the lower net revenues. As a result, these costs represented 15% of our net revenues in the fourth quarter as compared to 14% in the third quarter.

Our consolidated component material costs decreased slightly from 34% in Q3 to 33.7% in Q4, reflecting lower component material costs in our Thermal segment.

The decrease in the component material costs in our Thermal segment, which declined from 34.3% in the third quarter to 33.7% in the fourth quarter, was due to a more favorable product and customer mix in the fourth quarter as compared to the third quarter.  This decline was partially offset by a slight increase in the component material costs of our EMS segment, which saw its component material costs grow from 33.2% in the third quarter to 33.5% in the fourth quarter, reflecting a less favorable product and customer mix.

Excluding the impact of the acquisition of Ambrell, our fourth quarter gross margin would have been $5.6 million dollars or 49%. Ambrell’s fourth quarter 2018 gross margin was $3.4 million dollars or 49%.

Selling expense was essentially unchanged at $2.3 million dollars for both the third and fourth quarters. Increases in our Thermal segment’s salary & benefit costs, warranty related costs and travel expenses were almost fully offset by decreases in commission and advertising expenses.

Engineering and product development expense was $1.2 million dollars for both the third and fourth quarters, and these expenses decreased $32,000 dollars or 3% sequentially. The decrease was driven by declines in salary & benefit costs, lower levels of spending on development materials and reduced travel costs, partially offset by an increase in spending on IP legal costs.

General and administrative expense was $3.2 million dollars for the fourth quarter compared to $3.3 million dollars for the third quarter, a sequential decrease of $160,000 dollars or 5%. Reductions in profit related bonuses and telephone costs were partially offset by increased salary & benefit costs and higher levels of spending on compliance related initiatives.

As a result of Ambrell’s record fourth quarter performance, we recorded a $2.8 million dollar increase in our contingent consideration liability related to the earnout, compared to a $3.1 million dollar increase in this liability accrued during the third quarter. At December 31, 2018, we have accrued $12.2 million dollars for the 2018 earnout payable. The earnout for Ambrell was based upon 8-times adjusted EBITDA for both 2017 and 2018, and was capped at $18 million dollars. After payment of the 2018 earnout, we will have paid $40 million dollars for Ambrell.

Other expense was $34,000 dollars in the fourth quarter compared to $57,000 dollars in the third quarter. The reduction in other expense was primarily due to a $15,000 dollar reduction in foreign exchange transaction losses sequentially.

We accrued income tax expense of $295,000 dollars for the fourth quarter compared to $728,000 dollars in the third quarter. Our effective tax rate was 60% in Q4 compared to 449% in the third quarter. Our unusually high effective tax rates in the third and fourth quarters were the result of the impact of the contingent consideration liability adjustments of $3.1 million dollars and $2.8 million dollars, respectively, booked in those quarters not being tax deductible. In addition, during the fourth quarter of 2018, we accrued a tax benefit of $233,000 dollars related to the foreign derived intangible income deduction allowable for tax years beginning after December 31, 2017. When adjusted to remove the impact of the contingent consideration adjustment and the recording of the tax benefit related to the foreign derived intangible income deduction, our effective tax rates would have been 22.7% for the fourth quarter of 2018, compared to 22.6% for the third quarter.

At December 31, 2018, we had a deferred tax liability of $2.7 million dollars and we currently expect that our effective tax rate for 2019 will be in the range of 21% to 23%.

As a result of accruing the $2.8 million dollars contingent consideration adjustment for Ambrell, we incurred a fourth quarter net loss of $792,000 dollars or $0.08 per diluted share, compared to a net loss of $566,000 dollars or $0.05 per diluted share for the third quarter of 2018. Adjusted net earnings for the fourth quarter were $2.3 million dollars or $0.23 per diluted share, compared with third quarter adjusted net earnings of $2.8 million dollars or $0.27 per diluted share.

Adjusted net earnings is a non-GAAP measure, which is derived by adding acquired intangible amortization, adjusted for the related income tax expense, to net earnings and removing any change in the fair value of our contingent consideration liability from net earnings. Adjusted net earnings per diluted share is derived by dividing adjusted net earnings by diluted weighted average shares outstanding.

For computation of the diluted loss per share, diluted weighted average shares outstanding were 10,367,132 at December 31st, while for the computation of adjusted net earnings, diluted weighted average shares outstanding were 10,396,262. We did not issue or re-purchase any shares during the fourth quarter.

Depreciation expense was $184,000 dollars for the fourth quarter, down from $207,000 dollars in the third quarter. Acquired intangible amortization of $317,000 dollars in the fourth quarter was down from $323,000 dollars for the third quarter.

EBITDA was $4,000 dollars for the fourth quarter compared to $693,000 dollars reported for the third quarter. When adjusted for the contingent consideration liability adjustments recorded during both periods, adjusted EBITDA would have been $2.8 million dollars for Q4 compared to $3.8 million dollars for Q3. For 2018, EBITDA was $6.9 million dollars compared to $5.6 million dollars for 2017; adjusted EBITDA for those same periods was $13.8 million dollars and $12.6 million dollars respectively.

Consolidated headcount at the end of December (which includes temporary staff) was 226, an increase of 1 staff person from the level we had at September 30th.

I will now turn to our balance sheet.

Cash and cash equivalents at the end of the fourth quarter were $17.9 million dollars, up $3.7 million dollars from September 30th. Cash today stands at $19.3 million dollars.

We currently expect cash and cash equivalents to increase throughout 2019, prior to the impacts of any acquisition related activities.

Accounts receivable decreased $807,000 dollars to $10.6 million dollars at December 31.

Inventory decreased $584,000 dollars sequentially to $6.5 million dollars at the end of the fourth quarter.

Capital expenditures during the fourth quarter were $78,000 dollars, down from $214,000 dollars in the third quarter. We expect that our capital expenditures in 2019 will go back to historically normal levels for us as 2018 capital expenditures of $2.2 million dollars included $1.8 million dollars spent at Ambrell related to a new facility they occupied in April 2018.

The backlog at the end of December was $13.4 million dollars, unchanged from September.

In terms of our financial outlook, as noted in our earnings release, we expect that net revenue for the quarter ended March 31, 2019 will be in the range of $18.0 million dollars to $19.0 million dollars and that net earnings will range from $0.10 to $0.15 per diluted share. We expect that adjusted net earnings will range from $0.13 to $0.18 per diluted share. We currently expect that our Q1 2019 product mix will be less favorable as compared with the fourth quarter of 2018 and that the first quarter gross margin will range from 47% to 48%.

Operator, that concludes our formal remarks. We can now take questions.

Operator:

Thank you. And as a reminder, if you would like to ask a question, that is star, 1, on your telephone keypad. At this time we’ll take our first question from Theodore O’Neill at Litchfield Hills Research. Please go ahead.

Theodore O'Neill:	Congratulations on the quarter.

Hugh Regan:	Thanks, Theo.

Theodore O'Neill:

So, Texas Instruments, one of your customers, and who, like you, has been diversifying into industrial and automotive, said on its 4th quarter call it was seeing weakness in the semiconductor channel, 3rd quarter… 4th quarter…into the 1st quarter. It said there’s a lot of inventory in the channel and it lowered its wafer starts. It also said that industrial and automotive applications were lower sequentially in Q4, but up for the year. And they’re getting close to a split like you have between industrial and semi. So the question is are you seeing similar trends?

James Pelrin:

Yes. I think that we certainly are experiencing the same kind of softness that TI sees in the market place. I’m not sure how long it’s going to persist in our case. As we say, we think it’s going to persist for the first half of the year. But the second half…many of our customers are much more positive than what TI had said. But, we don’t claim to have a crystal ball, so we really can’t look out that far.

Theodore O'Neill:

And what about what’s going on in China? I know TI couldn’t explain whether or not this tariff or the trade dispute was having an impact – or ferret that out from the rest of it. But, I was wondering what you were seeing.

James Pelrin:

Well…the tariff situation has very little impact on us. All of our equipment is not subject to tariffs, with the exception of Ambrell’s induction heating system. But Ambrell had a very very limited exposure in China in the first place – under a million dollars – so that certainly has been affected, but we don’t see any great effects from tariffs.

Theodore O'Neill:	OK. Thanks very much.

James Pelrin:	You bet.

Operator:	And once again, that is star, one, if you would like to ask a question. We’ll take our next question from Jaeson Schmidt at Lake Street. Please go ahead.

Jaeson Schmidt:

Hey, guys. Thanks for taking my questions. Just following up on that previous question…can you just talk a little bit about how far your visibility actually extends to? I know you expect a second half snapback here, but is that based on order patterns, or is that mainly just coming from such a depressed first half base?

James Pelrin:

Well, it’s very much based on interviewing our customer base and what they see. The semiconductor industry, as we all know, is known for its ups and downs, and sometimes it can be abrupt. I don’t personally think that the softness is going to decline any significant amount more than what we’ve seen to date, and our customers are telling us that they expect a healthy pick-up in Qs three and four. That’s about all I can say.

Jaeson Schmidt:	That’s very helpful.

Hugh Regan:

Yes…and Jaeson, to respond to your question on visibility, as we’ve said to you in the past, we see three months with clarity, another three months that’s somewhat opaque…and beyond six months we really can’t see anything other than…you know, we have backlog sometimes that may extend beyond that in our Ambrell business, but typically it’s about a six month visibility at most.

Jaeson Schmidt:

Ok. And looking at the Ambrell business…now that it’s been under the inTEST umbrella for quite some time now, has there been any changes from your standpoint in how fast you think you can grow that business on an annual basis?

James Pelrin:

Well, our goal has always been to grow Ambrell somewhere, you know certainly far greater than the rest of the induction heating market, which grows at about GDP. We think that Ambrell can be in the high-single digits – possibly the low double digits – on a year-over-year basis. And we’ve said that from the beginning and I think we continue to stand by that.

Jaeson Schmidt:	Ok. And the last one from me and I’ll jump back in to queue…how should we think about opex trending throughout this year?

Hugh Regan:

On that one, Jaeson, you know, ex an acquisition we would expect opex to you know be fairly close in line with where we saw it trended in Q3 and Q4, ex the contingent consideration adjustment, which as we’ve noted before this was the last quarter that we expected that. You know, inflation does not seem to be pushing us significantly, although we may see signs of that changing, as we get further into 2019. But, you know, I would think that you can look to our current trend of ex the contingent consideration adjustment continuing for the next several quarters. Again, prior to any related acquisition activities.

Jaeson Schmidt:	Ok. Thanks a lot guys.

Hugh Regan:	You’re welcome.

Operator:	And we will take our next question at this time from Dick Ryan at Dougherty. Please go ahead.

Dick Ryan:	Thank you. Say, Jim…you guys had a pretty strong quarter last quarter…Q3... in bookings from optical transceivers. How is that market looking at this point?

James Pelrin:

Well, as we’ve discussed in the past, Dick, that market is full of fits and starts. And you know...it was strong in Q3 and wasn’t as strong in Q4. We expect Q1 to be more like Q4 than Q3. We don’t see any major build-outs happening at the present time. And you know, that could be partly affected by the whole geopolitical situation in China - it could be affected by the softness in the industry in general. I’m not quite sure, but that’s what we see right now.

Dick Ryan:	OK. And Hugh…what was the revenue breakout geographically? I’m not sure if you gave it or not.

Hugh Regan:	When you say geographically, you mean by group?... Or…what are you asking for specifically?

Dick Ryan:	US, Europe, China…

Hugh Regan:	We do, as a matter of fact. Bear with me… I’m actually looking for my draft K. I actually don’t have those statistics with me in the room right now, Dick.

Dick Ryan:	OK. No problem. How is the cash flow for the quarter or cash flow from ops for the year? Either one.

Hugh Regan:	Cash flow for the quarter… well, for the year, I have that number in front of me…was $11 million dollars. And for the most recent quarter, my recollection was about $3 million.

Dick Ryan:

OK. Jim…how’s the… just on Ambrell…how does the pipeline of business look there? I mean, it’s tended to be a pretty sticky business. I think in your highlights you indicated some new opportunities, but how does the overall pipeline look going forward?

James Pelrin:

It looks good. It looks healthy. You know, our major OEMs are telling us that they’re going to be placing some very significant business with us in 2019, you know, which is a great sign of the industry – just general industry. I think we’re looking for a strong year from Ambrell, based on what we see.

Dick Ryan:	Uh huh. Have the grants – have they all come in now for the new facility or are you waiting on any other grants or tax benefits from that build-out?

Hugh Regan:	We are waiting for the one final grant from the State of New York. We’ve not yet received that.

Dick Ryan:	And how much is that, Hugh?

Hugh Regan:	I believe it’s $350,000 dollars. You’ll see on our balance sheet at 12/31, we’ve got the $200,000 from the city of Rochester reflected.

Dick Ryan:	OK…and just one last one: how does the customer concentration look for the quarter?

Hugh Regan:

Actually, I just reported to our board of directors the other day - for the first time we’ve seen our top ten on a consolidated basis fall below 40%. It was 39.8%. So clearly the broader diversification that we’re seeing from the Ambrell transaction has been a benefit, with only one customer over 10% - and that was TI at 11%.

Dick Ryan:	In the quarter or for the year?

Hugh Regan:	That’s for the year. Clearly their fourth quarter spending was down significantly.

Dick Ryan:	OK. Thanks. Congratulations.

Hugh Regan:	Thank you, Dick.

James Pelrin:	Thank you, Dick.

Operator:

And it appears there are no further phone questions at this time. So just as a friendly reminder, that is star, one, on your telephone key-pad. While we wait for everyone to queue for their questions over the phone lines, I would like to turn things back to Hugh to go over any questions that have been submitted prior to the call.

Hugh Regan:

Thank you very much, operator. We did get a question in advance. The question that was provided was “In previous investor conferences, management has mentioned $200 million in revenue by the end of 2020. Is that still your target? What is your roadmap for achieving that goal?” Jim, do you want to respond to that?

James Pelrin:

Certainly. Yes. This remains our target. We are very active in pursuing acquisitions to help achieve that goal. Our pipeline has been very very active, particularly as of late. We know that it’s a stretch to get there, but we continue holding that as our target, and we’ll do everything we can to get there.

Hugh Regan:	Thank you. We’ve got no further questions that have been submitted in advance, operator, so if there are no further questions we can go to closing remarks.

Operator:	There are no further questions in the phone queue at this time.

James Pelrin:	Well thank you for your interest in inTEST. We look forward to updating you on our progress when we report our first quarter results. Operator, the call is concluded.

Operator:	This concludes today’s call. Thank you for your participation. You may now disconnect.